REAL ESTATE SALE AND PURCHASE AGREEMENT


   THIS REAL ESTATE SALE AND PURCHASE AGREEMENT (the "Agreement") is made as of January 2, 2001 by and between Maxus Realty Trust Inc., a Missouri corporation ("Seller") and Vanguard Archives, Inc., an Illinois corporation, ("Purchaser").

1.   Recitals.

     a. Seller is the fee owner of that certain parcel of land legally described on Exhibit A attached hereto and commonly known as 3431 North Powell, Franklin Park, Illinois (the "Real Estate'). The Real Estate, together with the 162,437 square foot building located on the Real Estate (the "Building") and (1) all other improvements thereon or therein, all privileges, rights, easements, hereditaments and appurtenances thereto belonging, and/or any right, title and interest of the title holder in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto, and (2) all fixtures and personal and tangible property owned by Seller and used in connection with the operation and ownership of the Real Estate or the Building, including, without limitation, equipment, apparatus, machinery, cranes, appliances, furnishings, signs, site plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans and other plans or studies of any kind, leasing brochures, market studies, tenant data sheets and other supplies, improvements thereon are referred to herein collectively as the "Property."

     b. Seller desires to sell and Purchaser desires to purchase the Property upon and subject to the terms and conditions contained in this Agreement.

     c. In consideration of the terms and conditions contained in this Agreement, and for other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller and Purchaser agree as set forth in this Agreement.

2. Purchase and Sale. Subject to the, conditions and on the terms contained in this Agreement, on the Closing Date (as hereinafter defined), Seller shall convey fee simple title to the Property to Purchaser or any assignee or designee of Purchaser by good, sufficient and recordable general warranty deed subject only to the title exceptions set forth on Exhibit B attached hereto (the "Permitted Exceptions").

3.   Earnest Money: Purchase Price.

     a. Purchase Price. The purchase price ("Purchase Price") for the Property shall be Four Million Five Hundred Fifty Thousand and 00/100 Dollars ($4,550,000.00).

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     b.  Earnest   Money.   Within  five  (5)  days  after  the  Execution  Date
         (hereinafter defined), Purchaser shall deposit One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Earnest Money") with Assured Quality Title Company (the "Escrow Agent") pursuant to a joint order escrow on the form therefor currently in use by the Escrow Agent. The parties shall direct the Escrow Agent to invest the Earnest Money in a money market fund or other acceptable vehicle established and managed by a nationally recognized bank or money management company. All interest earned on the Earnest Money shall be paid to, or on behalf of, Purchaser as provided herein, except in the event of a default by Purchaser as provided in Paragraph 17.

4.   Title, and Survey.

     a.  Title.

         i. Title Insurance Commitment. No later than ten (10) days after the Execution Date, Seller agrees to deliver to Purchaser:

               (1) A commitment (the "Commitment") for an Owner's Policy of Title Insurance, American Land Title Association ("ALTA") Form B-1992 issued by Assured Quality Title Company, as agent for Lawyers Title Insurance Corporation (the "Title Insurer") dated on or after the Execution Date and showing title to the Property in Seller, in the amount of the Purchase Price, with extended coverage over all the general title exceptions and subject only to the Permitted Exceptions, together with the following additional endorsements, the form of which must be either "ALTA" of otherwise approved by Purchaser and which shall be, paid for by Purchaser: (a) 3.1 Zoning with parking, (b) location, (c) utility facility, (d) restrictions insuring over any recorded covenants, conditions or restrictions of record,
                    (e) survey, (f) single tax parcel, and (g) contiguity; and

               (2) Legible copies of all documents cited, raised as exceptions or noted in the Commitment (the "Title Documents").

         ii. Survey. No later than January 10, 2001, Seller agrees to deliver to Purchaser Seller's existing ALTA/ACSM Survey of the Property prepared by Chicago Guaranty Survey Company and dated October 4, 1994 (the "Survey"). Purchaser may have the Survey updated and certified to Purchaser, the Title Insurer and Purchaser's lender, if any, and the cost thereof shall be credited to Purchaser at the Closing.

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         iii.  Initial Title Approval.  Purchaser is entitled to a period of ten
               (10) business days from receipt of the later of the Commitment, the Survey and the Title Documents ("Title Review Period") in which to review the Commitment, the Survey and the Title Documents and deliver to Seller, at Purchaser's election, in writing, such objections as Purchaser may have to any matters
               contained   in  the   Commitment   Title   Documents   or  Survey
               ("Purchaser's Objection Notice") (any of such objections listed on Purchaser's Objection Notice are deemed the "Objectionable Exceptions"). Seller will utilize commercially reasonable efforts to cure any Objectionable Exceptions prior to the Closing Date. If any Objectionable Exception is not curable by the payment of money, Seller shall not be required to file suit or take any action to cure which could not reasonably be completed prior to the Closing Date. If Seller, despite its commercially reasonable efforts, fails to cure any of the Objectionable Exceptions prior to the Closing Date, Purchaser may either (a) terminate this Agreement by delivering written notice to Seller on or prior to the Closing Date, in which event each party will be released from further liability to the other or (b) Purchaser may consummate the transaction contemplated by this Agreement.

         iv. If an exception to title or other title defect other than a Permitted Exception is added to the Commitment subsequent to its date, but prior to the Closing Date ("Unpermitted Exceptions"), then, prior to the Closing Date, Seller will be affirmatively obligated to cure any such Unpermitted Exception, the failure of which will constitute a default by Seller under this Agreement.

5.   Suitability of the Property.

     a. Within ten (10) days after the Execution Date (defined below), Seller, at Seller's sole cost, shall deliver to Purchaser:

         i.    A  Phase  I  Environmental  Study  of the  Property  prepared  by
               Mostardi-Platt   dated  October  25,  2000  (the   "Environmental
               Study").

         ii. To the extent in Seller's possession or control and not already delivered to Purchaser, (i) copies of any and all existing title policies, surveys, soil tests and other reports or documents relating to the Property (including, without limitation, any hazardous waste, underground storage tank removal, soil disposition or other environmental reports or documents), (ii) copies of the latest available real estate tax bills and assessment notices covering the Property, and (iii) copies of any and all contracts, leases (including, without limitation, the Leases [defined below]), agreements or other written instruments with governmental authorities, utility companies

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               or private parties creating easements, rights or obligations that burden the Property or the Property owner (all of the foregoing being referred to herein as the "Existing Information"). From and after the Execution Date and continuing until close of business on February 15, 2001 (the "Due Diligence Period"), Purchaser may review the Existing Information and investigate all other aspects
               of  the  Property,  including,  without  limitation,   conducting
               engineering studies, soil boring tests, environmental analyses, title, land use, zoning and planning feasibility studies, studies concerning the availability of utilities, traffic studies and such other investigations as Purchaser may elect in its sole and absolute discretion. In connection with such investigations, Purchaser and its agents, employees, contractors and consultants shall have the right at all times during the Due Diligence Period to enter the Property to make the inspections and investigations that Purchaser deems advisable, provided such entry shall not unreasonably interfere with the use of the Property. Prior to entering the Property, Purchaser shall provide a certificate of its or its contractors' and consultants' liability insurance in commercially reasonable amounts from insurance companies licensed in Illinois. Purchaser agrees to indemnify, defend and hold Seller harmless from any damage, injury or claim, including reasonable attorney's fees and costs, arising from such entry onto the Property to make such inspections and investigations. If, as a result of Purchaser's exercise of its rights hereunder, any damage occurs to the Property, and provided that Purchaser does not close this transaction through no fault of Seller, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the Property to substantially the same condition as exists on the date of this Agreement.

     b. If Purchaser, in its sole and absolute discretion, determines after its review of the Existing Information, the Commitment, the Survey and its investigation of the Property that the Property is not satisfactory for its intended use thereof, Purchaser may, at its option, elect to terminate this Agreement by notice given to Seller prior to the end of the Due Diligence Period, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser and all due diligence materials furnished to Purchaser by Seller and the updated Survey (provided that Seller shall reimburse Purchaser for the cost of obtaining the same) shall be returned to Seller and thereupon neither party shall have any further rights or obligations hereunder.

6. Possession. Sole and exclusive possession of the Property, subject to the Leases, shall be delivered to Purchaser on the Closing Date. Seller agrees that Purchaser may have access to the Property after the end of the Due Diligence Period and prior to the Closing for the

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     purpose of installing  racking and other equipment required for Purchaser's business, provided that prior to such entry, the parties shall enter into a lease agreement governing Purchaser's use providing for a reasonable rental and containing such reasonable terms and conditions, including, without limitation, indemnity, insurance and penalty provisions reasonable to protect Seller. The parties agree to negotiate in good faith concerning the provisions of such lease.

7. Closing Adjustment. The following items shall be adjusted as of the Closing Date between the parties;

     a. Real estate taxes affecting the Property shall be prorated on the basis of One Hundred Five percent (105% ) of the most recent ascertainable amount of such taxes,

     b.  Lease Rentals.

     c.  Prepaid service contracts

     d. All other items customarily prorated in transactions of the type embodied in this Agreement.

     Purchaser shall receive a credit in the amount of all tenant security deposits provided for in the Leases.

8.   Expenses.

     a. Seller. Seller shall be responsible for the payment of all recording fees required to remove or release any unpermitted title exceptions, costs of the Survey and the Environmental Study, State of Illinois, Cook County and Franklin Park transfer taxes, Fifty percent (50%) of all strict joint order escrow fees, the cost of updating the Survey (as a credit to Purchaser at Closing) and all title insurance premiums and charges for the issuance of the Commitment and the Title Policy and, if required, cost of clearing title.

     b. Purchaser. Purchaser shall be responsible for the payment of all recording fees (other than those incurred by Seller in removing or releasing any unpermitted title exceptions), the cost of any required mortgagee's title insurance policy, Fifty percent (50%) of all strict joint order escrow fees and the cost of all endorsements to the Title Insurance Policy obtained by Purchaser.

         Except as otherwise provided herein, the fees and expenses of Seller's designated representatives and attorneys shall be borne by Seller, and the fees and expenses of Purchaser's designated representatives and attorneys shall be borne by Purchaser.


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9.   Transactions and Encumbrances  Affecting the Property.  Except as otherwise contemplated herein, from and after the Execution Date through and including the Closing Date, Seller shall not do, suffer or permit, or agree to do, any of the following without the prior written consent of Purchaser:

     a. Enter into any transaction affecting the Property out of the, ordinary course of business which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder, or

     b. Sell, transfer, convey, lease, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever, or otherwise perform or permit any act which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder other than those which Purchaser shall approve in writing or which shall be terminable before or as of the Closing Date.

10. Representations and Warranties of Seller. To induce Purchaser to execute, deliver and perform this Agreement and without regard to any independent investigations made by Purchaser, Seller represents and warrants to Purchaser on and as of the Execution Date and as of the Closing Date as follows:

     a. Seller owns the Property in fee simple, free of any liens, claims or encumbrances other than those which may be released prior to or at Closing or the Permitted Title Exceptions, and has full right, power and authority to execute, deliver and perform this Agreement.

     b. Other than Seller, there are no persons in possession or occupancy of the Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof, except pursuant to oral or written leases, tenancies, licenses, agreements or understandings regarding the use or occupancy of the Property set forth in Exhibit C (the "Leases").

     c.  There  are  no  claims,   causes  of  action  or  other  litigation  or
         proceedings pending or, to Seller's actual knowledge, threatened in respect to the ownership, operation or environmental condition of the Property or any part thereof.

     d.  Seller has no actual knowledge of:

         i. The receipt of any notice of any violation of any health, safety, pollution, environmental, zoning or other laws, ordinances, rules or regulations with respect to the Property, which have not been heretofore entirely corrected.

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         ii.   Any existing,  pending,  contemplated,  threatened or anticipated
               (i) condemnation of any part of the Property, (ii) widening, change of grade or limitation on use of streets, roads or highways abutting the Property, (iii) special tax or assessment or back tax due to abatement, exemption, deferment or special classification to be levied against the Property, (iv) change in the zoning classification of the Property, or (v) material increase in the tax assessment of the Property.

         iii. (i) the Property, or any part thereof, being in breach of any federal, state or local environmental laws, ordinances or regulations, (ii) any part of the Property being used as a landfill, dump, toxic or waste disposal site or storage area, and
               (iii) any underground storage tanks existing at the Property which will not have been removed, at Seller's expense, by the Closing, and with respect to any removed tanks, any soil or groundwater contamination existing in or around the excavation of such former underground storage tanks. To Seller's actual knowledge, (x) the Property has never been used for the manufacture, production, generation, disposal, handling, transportation or, except for petroleum products, the storage or use of any hazardous materials, (y) Seller has provided to Purchaser complete copies of all reports and investigations commissioned by Seller or within Seller's control relating to the environmental condition of the Property, and (z) there has been no release of hazardous materials. If any such representation is in any manner inaccurate or any such warranty is in any manner breached (collectively, a "Breach"), and if such Breach gives rise to or results in liability (including, but not limited to, a response action, remedial action or removal action) under any environmental laws or any existing common law theory based on nuisance or strict liability, or causes a significant effect on public health, Seller shall promptly take, at its sole cost and expense, any and all remedial and/or removal action as required by law to clean up the Property, mitigate exposure to liability arising from, and keep the Property free of any lien imposed pursuant to, any environmental laws as a result of such Breach. Seller shall hold harmless, indemnify and defend Purchaser from all costs or liabilities arising or alleged to arise from any such Breach, including court costs and reasonable attorneys fees.

               Notwithstanding the contrary provisions of paragraph 23 of this Agreement the provisions of this paragraph 10.d.iii shall survive the Closing for the applicable period of limitations and shall inure to the benefit of Purchaser's successors in title to the Property.

     e. The sale of the Property hereunder is not subject to the Illinois Responsible Property Transfer Act of 1988, as amended.

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     f.  Seller will deliver or has delivered to Purchaser:

         i.    A rent roll  showing  all  Leases  and  tenancies  affecting  the
               Property,   setting  forth  in  reasonable  detail  all  material
               provisions of each Lease or tenancy.

         ii.   True, correct, and complete copies of each Lease.

     g. The Leases are the only oral or written leases, tenancies, licenses, agreements or understandings regarding the use or occupancy of the Property presently in force affecting the Property; (ii) the Leases are in full force and effect; (iii) there are no rent concessions (including but not limited to any abatement of rent or other expenses, cash payments, gifts of personal property, or other financial considerations) given to any tenant listed thereon which are not specifically described in the Leases, and Seller holds no security or other deposits of any tenant except as set forth in the Leases; (iv) all rental and other payments due under the Leases as of the date thereof have been paid in full; (v) Seller and, to Seller's actual knowledge, the tenants are not, as of the date thereof, in default thereunder; (vi) Seller has complied with the terms and conditions of the Leases and will continue to do so from the date hereof up to Closing; (vii) no rents or other payments have been or will be collected more than one mouth in advance and no rents or other deposits are held by Seller, except rent, insurance, tax and common area maintenance charges for the current month; (viii) there are no commissions or other fees payable to any person, entity, or agent with regard to the execution of the Leases or with regard to any options to renew, extend or expand therein contained (whether previously or hereafter exercised) which will or could become the financial responsibility of Purchaser as Seller's successor in interest to the Property; (ix) any and all tenant improvement work, decorating, painting, renovation and construction required to be done by the landlord under the provisions of the Leases and any contributions payable by the landlord to any tenant toward reimbursement of such tenant's cost of moving or improvements or any similar expense or monetary consideration to the tenant has been, or at the Closing Date will, at Seller's expense be, fully completed and paid for; (x) Seller and its agents have not entered into any written or oral agreements with any tenant except as set forth in the Leases or in any amendment, modification, or assignment thereof; (xi) no Lease contains an option to extend the term thereof or to purchase the Property or any portion thereof; and (xii) Seller has no business relationship with any tenant except as landlord and tenant.

     h. To the best of Seller's knowledge, all systems in the Building, including, without limitation, electrical, plumbing, heating and air conditioning, are, and, on the Closing Date will be, in good operating condition, and the roof is and will be free from leaks.

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         Seller  shall  promptly  advise  Purchaser  in  writing of any facts or circumstances Seller learns after the Execution Date that modify Seller's representations and warranties set forth herein.

11.  Brokerage.

     a. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder with respect to the transaction contemplated hereby other than Colliers, Bennett & Kahnweiler, Inc. ("CBK"), and Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any claim for brokerage commission or finder's fee asserted by any person, firm or corporation claiming to have been engaged by Seller, including, without limitation, CBK.

     b. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder other than CBK with respect to the transaction contemplated hereby, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any claim for brokerage commission or finder's fee asserted by any other person, firm or corporation claiming to have been engaged by Purchaser.

12. Closing Date. Provided that Purchaser has not terminated this Agreement as provided herein, the transaction contemplated hereby shall close at 10:00 a.m. on March 1, 2001, at the Offices of the Title Insurer, 1001 Walnut, Kansas City, Missouri 64105, or on such other date, time and place as the parties may mutually agree. The transaction contemplated hereby shall be closed by means of a "New York Style Closing", with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy and payment of the Purchase Price, Seller shall provide for any "gap" undertaking to the Title Insurer necessary for the New York Style Closing to occur. At Closing, the Earnest Money shall be credited against the Purchase Price and shall be delivered by the Escrow Agent to Seller. Interest earned on the Earnest Money shall be delivered to Purchaser.

13. Escrow Closing. At the request of either party not less than Five (5) days prior to the Closing Date, the transaction contemplated by this Agreement shall be closed through a deed and money escrow with the Title Insurer. The escrow instructions shall be in the customary form utilized by the Title Insurer, modified as required to accommodate such transaction. Said escrow may be executed on behalf of each party by such party's respective attorney and shall be auxiliary to and shall not amend or modify this Agreement. This Agreement shall not be merged into nor in any manner superseded by said escrow. The cost of such escrow shall be borne by the party requesting the same.

14. Seller's Deliveries. On the Closing Date, Seller shall deliver to the Title Insurer or Purchaser and in exchange for the payment to Seller of the Purchase Price the following closing documents:

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     a.  A general  warranty  deed from Seller  conveying  to  Purchaser  or its assignee or nominee fee simple title to the Property, subject only to the Permitted Exceptions;

     b.  Non-Foreign Transferor Affidavit;

     c.  An Affidavit of Title in customary form;

     d. A certification from Seller stating that all conditions precedent to Closing have been satisfied ;

     e.  An ALTA statement;

     f.  A 1099 Solicitation;

     g. Evidence of all required municipal approvals satisfactory to the Title Insurer.

     h.  With regard to the Leases:

         i. An assignment and assumption agreement with respect to each Lease and any permitted new leases;

         ii. An estoppel certificate and subordination agreement from each of the tenants under each Lease, in form reasonably acceptable to Purchaser or Purchaser's lender, if any; and

         iii. A letter signed by Seller to each tenant notifying them of the sale of the Property to Purchaser and other matters reasonably requested by Purchaser.

     i. Any other documents as may be reasonably required and designated by Purchaser or the Title Insurer to fully effect and consummate the transactions contemplated hereby.

15.  Purchaser's  Deliveries.  On the Closing  Date,  Purchaser  in exchange for
     Seller's   deliveries  as  aforesaid  shall  deliver  to  Escrow  Agent  or
     Purchaser:

     a. The Purchase Price, by cashier's or certified check, by check issued by the Title Insurer, or, if Seller shall so elect by written notice to Purchaser delivered at least Forty-eight (48) hours prior to the Closing, by wire transfer to a financial institution as directed by Seller.

     b. Any other documents as may be reasonably required and designated by Seller or the Title Insurer to fully effect and consummate the transactions contemplated hereby.

16.  Joint Deliveries. Seller and Purchaser shall jointly execute:

     a.  A closing statement; and

     b. State of Illinois, Cook County and City of Franklin Park transfer tax declaration(s), the costs of which transfer taxes shall be paid pursuant to Paragraph 8 hereof.

17. Default by Purchaser. In the event of a default by Purchaser of any of Purchaser obligations under this Agreement, Seller, as its sole remedy for default of Purchaser, may terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder and the Earnest Money and all interest earned thereon shall be paid to Seller as liquidated damages.

18. Default by Seller. In the event of a default by Seller of any of Seller's obligations under this Agreement, Purchaser may, at its option, pursue any one of the following remedies either separately or cumulatively:

     a. Terminate this Agreement, in which event, except as set forth below in this paragraph, neither party shall have any further rights or obligations hereunder and the Earnest Money and all interest earned thereon shall be paid to Purchaser; or

     b.  Enforce  specific  performance  of  Seller's   obligations   hereunder,
         including specifically the conveyance of the Property in the condition required hereby.

     In either event, Seller shall reimburse Purchaser for all costs incurred by Purchaser in obtaining the updated Survey.

19. Notices. Any notice or election to be given or served hereunder shall be in writing and shall be delivered personally with a receipt requested therefor or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below and the same shall be effective (i) upon receipt or refusal if delivered personally, (ii) one (1) business day after deposit with such overnight courier service, or (iii) two (2) business days after deposit in the mails if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

                  If to Seller:      Mr. Dan Pishny
                                     Maxus Properties, Inc.
                                     104 Armour Road
                                     North Kansas City, Missouri 64116

                  with a copy to:    Robert B. Thomson, Esq.

                                     Attorney at Law
                                     4324 Belleview, Suite 201
                                     Kansas City, Missouri 64111

                  If to Purchaser:   Vanguard Archives, Inc.
                                     3900 South Michigan Avenue
                                     Chicago, Illinois 60653
                                     Attention:  Helmut M. Mlakar

                  with a copy to:    Martin, Craig, Chester & Sonnenschein
                                     2215 York Road, Suite 550
                                     Oak Brook, Illinois 60523
                                     Attention:  John D. Purdy, Jr.

20. Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further actions as shall be necessary or desirable to fully carry out this Agreement and to fully consummate the transaction contemplated hereby.

21.  Entire  Agreement.   This  Agreement  contains  the  entire  agreement  and
     understanding of the parties with respect to the subject matter hereof. All prior agreements and understandings are merged herein.

22. Execution Date. The "Execution Date" of this Agreement shall be the date of the last party's execution; provided, however, that if the party first signing this Agreement does not receive a fully executed counterpart of same from the other party hereto within five (5) business days after the first party's execution hereof, then the offer or commitment to be bound by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto.

23. Survival and Benefit. All representations, warranties, agreements, indemnifications and obligations of the parties shall, notwithstanding any investigation made by any party hereto, survive the closing for a period of two (2) years and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The obligations of the parties to return or deliver or cause to be returned or delivered the Earnest Money, together with any accrued interest thereon, shall survive any termination of this Agreement. Notwithstanding anything to the contrary contained herein, neither party shall assign its rights or obligations under this Agreement without prior written consent of the other party; provided, however, the parties may assign their rights and obligations hereunder to any of their affiliates, provided Seller shall remain liable for the satisfaction of its obligations hereunder.

24. Bulk Sales. Prior to Closing Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser from:

     a. The Illinois Department of Revenue that the sale of the Property to Purchaser hereunder is not subject to, and does not subject Purchaser to liability under, Section 902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), or Section 5j of the Retailers' Occupation Tax Act, 35 ILCS 120/5j and any similar Illinois statute (the "Acts").

     b. Any local taxing authority having jurisdiction that the sale of the Property to Purchaser hereunder is not subject to, and does not subject Purchaser to liability under, any statute or ordinance similar to the Acts administered by such local taxing authority.

         Any amounts subject to a stop order shall be withheld from the proceeds of sale payable to Seller, shall be held by the Escrow Agent or Purchaser, as applicable, and paid according to the stop order or any release thereof.

25. Disclosure to Internal Revenue Service. Each party agrees to cooperate fully with the other in completing or filing any disclosure documents or in otherwise satisfying any disclosure requirements of the Internal Revenue Code of 1986, as amended (the "Code).

26. Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

28. Time for Performance. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise all references herein to "days" shall mean calendar days. Time is of the essence for the parties' performance hereunder.

29. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

30. Attorneys' Fees. In any action to enforce the provisions of this Agreement, the prevailing party shall be entitled to collect as damages from the other party, in addition to all damages provided by law, such prevailing party's court costs and reasonable attorneys fees.

31. Purchaser Exchange. Seller acknowledges that Purchaser may elect to acquire all or a portion of the Property in connection with the completion of a tax-deferred exchange under Section 1031 of the Code. Therefore, Seller hereby agrees to take such steps as Purchaser may reasonably require in order to complete such tax- deferred exchange including, without limitation, accepting payment of all or a portion of the Purchase Price from a third party. Purchaser shall reimburse Seller at Closing for all out-of-pocket expenses incurred by Seller in excess of those that would have been incurred if Purchaser had not elected to effect an exchange involving the Property.

32. Incorporation of Recitals. The Recitals to this Agreement are incorporated herein.

Dated:   January 11, 2001

Seller:                                   Purchaser:
Maxus Realty Trust, Inc.                  Vanguard Archives, Inc.



By: /s/ David L. Johnson                  /s/ Helmut M. Mlakar

                                    EXHIBIT A

                                Legal Description

That part of the Southeast Quarter of Section 19, Township 40 North, Range 12, East of the Third Principal Meridian, described as follows:

Commencing at a point in the East line of said Southeast Quarter which is 1849.19 feet North of the Southeast corner thereof; thence South 89 degrees 59 minutes 13 seconds West, in a line drawn at right angles to said East line, for a distance of 2299.41 feet to a point, said point being the place of beginning of the following described tract of land, to wit: Thence North 00 degrees 00 minutes 47 seconds West on a line 2299.41 feet West of and parallel with the East line of said Southeast Quarter for a distance of 137.41 feet to an intersection with the South line of the right-of-way of a tract of the Chicago, Milwaukee, St. Paul and Pacific Railroad; thence South 73 degrees 56 minutes 40 seconds East for a distance of 80.13 feet, to its intersection with a curved line, convex to the Northeast and having a radius of 394.28 feet; thence Southeasterly along said curved line for a distance of 518.97 feet to a point of tangency; thence South 00 degrees 00 minutes 47 seconds East on a line tangent to the last described curved line and being 1927.41 feet West of and parallel with the East line of said Southeast Quarter for a distance of 184.99 feet; thence South 9 degrees 26 minutes 57 seconds West 121.66 feet; thence South 00 degrees 00 minutes 47 seconds East 30.00 feet; thence South 89 degrees 59 minutes 13 seconds West 322.0 feet; thence North 00 degrees 00 minutes 47 seconds West 601.26 feet; thence South 89 degrees 59 minutes 13 seconds West
30.00 feet to the point of beginning; in Cook County, Illinois.

                                    EXHIBIT B

                              Permitted Exceptions

1.   General real estate taxes for the 2000 and subsequent years

2. Subject to the provisions of paragraph 4.a.iii, covenants, conditions, easements and restrictions of record, provided that the same do not materially interfere with Purchaser's use and enjoyment of the Property.

3.   Acts done by Purchaser or Purchaser's employees, agents or contractors.

                                    EXHIBIT C

                                     Leases

Office/Warehouse Lease Agreement dated June 2, 1989 between Nooney Krombach Company, as agent for the Owner and Household Finance Corporation III, a Delaware corporation, as amended by First Amendment to Lease dated July 6, 1994 and Second Amendment to Lease dated March 30, 1999

                        FRANKLIN PARK DISTRIBUTION CENTER
                             Franklin Park, Illinois

LEASE ABSTRACT

Tenant:                             Household Finance Corporation III

Square Footage:                     91,855 (Part of larger 162,437 SF Building)

Original Commencement Date:         7/1/89

Original Term:                      5 year 6 months, expiring 12/31/94

Expiration:                         12/31/04 (2nd Extension Expiration)

1st Amendment:                      5-year extension from 1/1/95 to 12/31/99,
                                    signed 7/6/94

2nd Amendment:                      5-year extension from 1/1/00 to 12/31/04,
                                    signed 3/30/99

Net Rent - Original Term:           1/90 - 12/94      $2.75 p.s.f.

Net Rent - 1st Extension:           1/95 - 12/97      $2.95 p.s.f.
                                    1/98 - 12/99      $3.05 p.s.f.

Net Rent - 2nd Extension:           1/00 - 12/00      $3.05 p.s.f.
                                    1/01 - 12/01      $3.14 p.s.f.
                                    1/02 - 12/02      $3.23 p.s.f.
                                    1/03 - 12/03      $3.33 p.s.f.
                                    1/04 - 12/04      $3.43 p.s.f.

Use: General office and/or receiving, warehousing and shipping products distributed by Tenant.

Additional Rent:                    Tenant pays proportionate share of taxes and
                                    insurance

CAM:                                Tenant responsible for CAM directly

Management Fee:                     Not recoverable

Utilities:                          Tenant pays directly

Landlord's Repair & Maintenance:    Structural portion of roof, foundation,
                                    external walls, subfloors, and utility
                                    lines.

HVAC:                               Tenant responsible for repair and
                                    maintenance

Parking Lots:                       Tenant must reimburse landlord for repairs

Landlord T.I. Contribution:         $200,000 (maximum) in 1999

Option to Terminate:                3 months notice required with penalty
                                    payment

Penalty (first 2 years):            24 month's rent plus unamortized cost of
                                    TI's discounted at 2% over prime for 5 years

Penalty (after 2 years):            12 month's rent plus unamortized cost of
                                    TI's discounted at 2% over prime for 5 years

Option to Renew:                    5-year option with 12 month's notice at
                                    market